UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

PARTY CITY HOLDCO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARTY CITY HOLDCO INC.

80 Grasslands Road

Elmsford, NY 10523

April 25, 2018

Dear Stockholder:

We cordially invite you to attend our 2018 Annual Meeting of Stockholders on Wednesday, June 6, 2018, at 10:00 a.m. (local time), to be held at 100 Grasslands Road, Elmsford, NY 10523. We hope that you will be able to attend.

Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and fiscal 2017 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our fiscal 2017 Annual Report with this proxy statement. We encourage you to read our fiscal 2017 Annual Report. It includes our audited financial statements and provides information about our business and products.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

James M. Harrison Chief Executive Officer

PARTY CITY HOLDCO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2018

The Annual Meeting of Stockholders (the “Annual Meeting”) of Party City Holdco Inc. (the “Company” or “Party City”) will be held at 100 Grasslands Road, Elmsford, NY 10523 on Wednesday, June 6, 2018, at 10:00 a.m. (local time), for the following purposes as further described in the proxy statement accompanying this notice:

1)	To elect the three directors specifically named in this proxy statement, each serving until the 2021 Annual Meeting or until his or her successor has been duly elected and qualified.

2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2018.

3)	To consider any other business properly brought before the meeting.

Stockholders of record at the close of business on April 11, 2018 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Party City stockholder as of the close of business on April 11, 2018, or hold a valid proxy for the Annual Meeting from any such stockholder. The proxy card includes an admission ticket for one stockholder to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Party City stock as of April 11, 2018. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please arrive a few minutes early to allow time for these procedures.

By Order of the Board of Directors

Joseph J. Zepf Secretary

Elmsford, NY

April 25, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 6, 2018: This proxy statement and our fiscal 2017 Annual Report to stockholders are available at www.proxyvote.com as well as on the Investor Relations section of our website at investor.partycity.com.

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PARTY CITY HOLDCO INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2018

PROXY STATEMENT

General Information

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Party City Holdco Inc. (the “Company” or “Party City”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. (local time) on Wednesday, June 6, 2018 at 100 Grasslands Road, Elmsford, NY 10523.

Important Notice Regarding the Internet Availability of Proxy Materials. This year, we have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission (“SEC”) rules. On or about April 25, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our fiscal 2017 Annual Report on Form 10-K online. The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet and how to request a paper copy of the proxy materials, if you so desire. The Notice includes a control number that must be entered at the website in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and fiscal 2017 Annual Report on Form 10-K are available to you at www.proxyvote.com.

Who May Vote

The Board has set April 11, 2018 as the record date. As of the record date, 96,435,002 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Stockholders are entitled to one vote per share of common stock outstanding on the record date on any matter presented at the Annual Meeting.

How To Vote

By Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice and proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903. You must have your Notice and proxy card available when you call.

By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you do not have any of these materials and are the beneficial owner (i.e. hold your shares in street name), you must contact your broker, bank or other nominee to obtain your voting instructions. Please allow sufficient time for delivery if you decide to vote by mail. Further, please do not mail in the Notice, as it is not intended to serve as a voting instrument.

At the Annual Meeting. If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the stockholder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 5, 2018.

How Proxies Work

The Board of Directors is asking for your proxy. This means you authorize James M. Harrison and Joseph J. Zepf (members of Party City’s management and stockholders of the Company) as proxyholders to vote your shares at the Annual Meeting in the manner you direct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions. If you do not specify how you wish the proxyholders to vote your shares, then they will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxyholders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting if you obtain a legal proxy. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares.

You may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail (if you have elected electronic delivery of proxy materials) or more than one paper copy of the proxy materials, including multiple copies of this Proxy Statement, multiple proxy cards or voting instruction forms and multiple copies of the fiscal 2017 Annual Report, depending on how you hold your shares. For example, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials, a separate e-mail or a separate voting instruction form for each brokerage account in which you hold your shares. To vote all of your shares, you must vote separately as described above under “How to Vote” for each Notice of Internet Availability of Proxy Materials, e-mail notification or proxy card and/or voting instruction form that you receive.

Quorum

Transaction of business at the Annual Meeting may occur only if a quorum is present. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of all outstanding common stock of the Company shall constitute a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Revoking Your Proxy or Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary for receipt by the Company’s Secretary at or before the Annual Meeting, to Party City, 80 Grasslands Road, Elmsford, NY 10523, (ii) delivering a proxy bearing a later date using any of the voting methods described above under “How to Vote,” including by phone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or voting instruction form, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

If you hold your shares through an account with a bank, broker or similar organization, you may change or revoke your voting instructions by following the specific directions provided to you by the holder of record, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

Votes Needed

The following are the voting requirements for each proposal:

Proposal One: Election of Directors. The election of directors will be determined by a plurality of the votes cast, meaning that the three nominees with the greatest number of votes cast for election, even if less than a majority, will be elected.

Proposal Two: Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm of the Company for fiscal 2018 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy.

Other Items. For any other matters, the affirmative vote of a majority of the votes cast on the item at the Annual Meeting in person or by proxy will be required for approval.

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the Annual Meeting. A broker non-vote is a proxy from a brokerage firm or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the brokerage firm or other nominee does not have discretionary voting power. Shares held by a brokerage firm or other nominee that are not voted on any matter at the meeting are not included in determining whether a quorum is present.

Under the rules and regulations of the New York Stock Exchange (the “NYSE rules”), the proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2018 is considered a “routine” matter, which means that brokerage firms or other nominees may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors is a “non-routine” matter under the NYSE rules, which means brokerage firms or other nominees that have not received voting instructions from their clients on this matter may not vote on this proposal.

With respect to Proposal One, the election of directors, only “for” and “withhold” votes may be cast, and broker non-votes will have no effect on the outcome of this proposal. With respect to the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2018, abstentions will have the same effect as a vote against the matter.

Board’s Voting Recommendations

The Board recommends that you vote your shares:

•	“FOR ALL” to elect all of the director nominees named in this Proxy Statement to the Board; and

•	“FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2018.

Advisory Votes on the Frequency of Say-On-Pay Proposal

In an advisory vote on the frequency of the say-on-pay proposal held at our 2016 Annual Meeting of Stockholders, stockholders voted in favor of holding a say-on-pay vote every three years. In light of this result and other factors, the Board of Directors determined that the Company will hold an advisory vote on say-on-pay every three years until the next required vote on such frequency. The next advisory say-on-pay vote shall occur at the Annual Meeting of Stockholders to be held in 2019.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders.

Stockholder List

For ten days prior to the Annual Meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 80 Grasslands Road, Elmsford, New York 10523. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the completion of the Annual Meeting.

Attending In Person

Only stockholders of record as of the close of business on April 11, 2018, their properly designated proxies and guests of the Company may attend the Annual Meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, for admittance. If you are a stockholder of record, your ownership as of the record date will be verified against the list of stockholders of record on the record date prior to your admission to the Annual Meeting. If you are not a stockholder of record, but hold your shares through a bank, broker or similar organization, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement showing ownership as of April 11, 2018. If you do not provide valid photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Conduct of the Meeting

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board will act as chairman and preside over the Annual Meeting. The Chairman has broad authority to conduct the meeting in an orderly and timely manner. This authority includes making all rulings on matters of procedure at the Annual Meeting, including recognizing stockholders or proxies who wish to speak, determining the extent of discussion on each item of business and managing disruptions or disorderly conduct.

CORPORATE GOVERANCE

Leadership of the Board

The Board is responsible for the oversight of the Company’s overall strategy and operations. The Board is committed to objective oversight of the Company’s management, especially through its independent leadership and committee membership.

The Company does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders at such time. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company, and ensures that all directions of the Board are carried into effect. The Chairman is charged with presiding over all meetings of the Board and the Company’s stockholders, and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company’s business and operations.

Board Independence

Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with the Company and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of our review process described above, our Board unanimously determined that Messrs. Collins, Creekmuir, Matthews, and Weiss and Ms. Klinger are independent under the governance and listing standards of the NYSE.

We are classified as a “controlled company” under the rules of the NYSE because more than 50% of our outstanding voting power is held by investment funds affiliated with Thomas H. Lee Partners, L.P. (“THL”). We rely on the “controlled company” exception relating to the Board of Directors and committee independence requirements under the rules of the NYSE. Pursuant to this exception, we are exempt from the rules that would otherwise require that our Board of Directors consist of a majority of independent directors and that our Compensation Committee and Nominating and Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are in compliance with the audit committee independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the NYSE.

Board Expertise and Diversity

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two of our Audit Committee members are audit committee financial experts.

Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full Board receives these reports in order to aid its understanding of the Company’s risk identification, risk management and risk mitigation strategies. While the Audit and Compensation Committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of such risks at the Board of Directors meetings, following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Annual Performance Reviews

Our Corporate Governance Guidelines provide that the Nominating and Governance Committee of the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Governance Committee, and the Compensation Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees

Pursuant to its charter, our Nominating and Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their personal and professional ethics, integrity and values, business acumen and interest in the Company. Board members are expected to become and remain informed about the Company, its business and its industry and prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills.

The Nominating and Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Bylaws and applicable law. The Nominating and Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any director nominations by stockholders for the 2018 Annual Meeting.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and its committees, the compensation of directors, succession planning and management development, the Board’s and its committees’ access to independent advisers and other matters. The Nominating and Governance Committee of the Board reviews and assesses corporate governance developments and recommends to the Board modifications to the Corporate Governance Guidelines as warranted. The Company has also adopted a Corporate Code of Business Conduct and Ethics for its directors, officers and employees. The Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics are posted on the Company’s website at investor.partycity.com under the Corporate Governance section. If we make any substantive amendment to the Corporate Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Corporate Code of Business

Conduct and Ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Communications with Directors

The Company is committed to ensuring that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders and other interested parties may communicate with the Board or individual directors, as applicable, by sending a letter to the director, c/o Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523. All such letters will be promptly forwarded to the Board or individual directors, as applicable, by the Secretary.

Board Meetings and Annual Meeting Attendance

During the year ended December 31, 2017, the Board held eleven meetings. Each of the directors, except Steven J. Collins, Jefferson M. Case, and Morry Weiss, attended at least 75% of the meetings of the Board. Each of the directors attended 100% of the meetings of the committees on which he or she was a member. The Company does not have a formal policy regarding director attendance at the annual meeting of stockholders of the Company. Each director who is up for election at the Annual Meeting or who has a term that continues after the Annual Meeting is expected to attend the Annual Meeting. All directors attended the 2017 Annual Meeting of stockholders.

In addition to regular meetings of the Board, the Company’s non-management directors meet in executive sessions without management participation. The Board has not formally selected a director to preside over the executive sessions of the non-management directors. Instead, at each executive session, the non-management directors designate a presiding director for the session.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates pursuant to a charter that has been approved by the Board. The current composition of each committee is as follows:

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Steven J. Collins(1)
William S. Creekmuir	Chairman
Lisa K. Klinger	✓
Morry J. Weiss	✓
Todd M. Abbrecht		Chairman	✓
Norman S. Matthews		✓	Chairman
Joshua M. Nelson		✓	✓

Audit Committee

The Audit Committee’s primary duties and responsibilities are to:

•	appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	review our reports filed with or furnished to the SEC that include financial statements, results or guidance;

(1)	Mr. Collins’ appointment to this committee is effective immediately after the Annual Meeting. Prior to the effectiveness of this appointment, Mr. Nelson will continue to serve out his term on the same committee.

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

•	engage independent counsel and other advisers, as necessary;

•	determine funding of various services provided by accountants or advisers retained by the Committee;

•	serve as an independent and objective party to oversee our internal controls and procedures system; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee consists of William S. Creekmuir (Chairman), Lisa K. Klinger and Morry J. Weiss. Our Audit Committee has determined that each of Mr. Creekmuir, Ms. Klinger and Mr. Weiss meet the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 of the Exchange Act. Our Board has determined that each director appointed to the Audit Committee is financially literate and that each of Mr. Creekmuir and Ms. Klinger is an “audit committee financial expert” within the meaning of the SEC regulations and has accounting or related financial management expertise under the listing standards of the NYSE. Our Board has adopted a written charter pursuant to which the Audit Committee operates, which is reviewed periodically and at least annually. The Audit Committee met nine times in fiscal 2017.

Compensation Committee

The Compensation Committee is responsible for:

•	reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the Chief Executive Officer’s compensation based upon the Compensation Committee’s evaluation of the Chief Executive Officer’s performance;

•	making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the Board of Directors regarding compensation of the members of the Board of Directors and its committees;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our filings with the SEC and preparing an annual compensation committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally, any significant non-executive compensation and benefits plans;

•	analyzing risk as part of the review of our compensation policies and practices for all employees;

•	reviewing our significant policies, practices and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the Board of Directors shall deem appropriate from time to time.

The Compensation Committee consists of Todd M. Abbrecht (Chairman), Norman S. Matthews and Joshua M. Nelson. Our Board has adopted a written charter under which the Compensation Committee operates, and the charter is reviewed annually. The Compensation Committee met three times during fiscal 2017.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for and oversees:

•	recruiting and retention of qualified persons to serve on our Board of Directors;

•	proposing such individuals to the Board of Directors for nomination for election as directors;

•	evaluating the performance, size and composition of our Board of Directors; and

•	compliance activities.

The Nominating and Governance Committee consists of Norman S. Matthews (Chairman), Todd M. Abbrecht and Steven J. Collins. Our Board has adopted a written charter pursuant to which the Nominating and Governance Committee operates, which is reviewed periodically. The Nominating and Governance Committee met once during fiscal 2017.

The charters for each of our Board committees are available on our website at investor.partycity.com under the Corporate Governance section.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall consist of at least three directors but no more than 15 directors. Party City has a classified Board consisting of three classes, as required by our Amended and Restated Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 11 members. Four of the directors have terms that expire at this year’s Annual Meeting (Class III), three have terms that expire at the 2019 Annual Meeting (Class I) and four have terms that expire at the 2020 Annual Meeting (Class II).

Our Class I directors are Todd M. Abbrecht, Douglas A. Haber and Lisa K. Klinger. Our Class II directors are William S. Creekmuir, James M. Harrison, Norman S. Matthews and Joshua M. Nelson. Our Class III directors are Steven J. Collins, Uttam K. Jain, Gerald C. Rittenberg and Morry J. Weiss. Mr. Jain is not standing for re-election to the Board at the Annual Meeting and will resign from the Board when his current term ends at the Annual Meeting. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election and until their successors are duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancies in our classified Board of Directors will be appointed by the remaining directors, and such newly elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as practicable, each class will consist of one-third of the directors.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2021 (Class III Directors)

The individuals listed below have been nominated by the Board and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Each nominee has consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the stockholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee and make appropriate disclosures. Alternatively, the Board may leave the position vacant.

Steven J. Collins has been a member of our Board since July 2012. Mr. Collins was a Managing Director at Advent International Corporation (“Advent”) from 2007 to 2017. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins is a member of the board of directors of Bojangles’ and Kirkland’s. He was a member of the board of specialty retailers Five Below from 2010 to 2015 and lululemon athletica from 2014 to 2017. He holds a BA and BS from the University of Pennsylvania and The Wharton School, and an MBA from Harvard Business School. Mr. Collins’ experience serving as a director of various companies and significant knowledge of the retail and consumer sectors, led to the conclusion that he should serve as a director of our Company.

Gerald C. Rittenberg has been a member of our Board since July 2012 and has served as a senior advisor to the Company and non-employee Chairman of the Board since April 2017. Mr. Rittenberg served as our Executive Chairman from January 2014 through March 2017. From 1997 until January 2014, Mr. Rittenberg served as our Chief Executive Officer. From May 1997 until December 1997, Mr. Rittenberg served as acting Chairman of the Board of Directors of Party City Holdings Inc. From October 1996 until May 1997, Mr. Rittenberg served as our President, and from March 1990 to October 1996 he served as our Executive Vice President of Product Development and Sales. Mr. Rittenberg’s extensive experience in the decorated party goods industry, his 26-year tenure and his prior experience as our Chief Executive Officer led to the conclusion that he should serve as a director of our Company.

Morry J. Weiss has been a member of our Board since June 2015. Mr. Weiss serves on the Board of American Greetings Corporation and was formerly the Chairman of such Board, where he worked for over 50 years, serving in positions that include President, Chief Executive Officer, and Chief Operating Officer. He also serves on the board of directors of Cleveland Clinic. Mr. Weiss served as a director of National City Corporation (a publicly-held financial holding company) from 1991 until its sale in 2008. Mr. Weiss attended Wayne State University and earned a BA in Liberal Arts from Case Western Reserve University. Mr. Weiss’ experience as an executive and his extensive experience in the retail industry led to the conclusion that he should serve as a director.

Your Board of Directors unanimously recommends that you vote FOR ALL nominees as director.

Members of the Board of Directors Continuing in Office

Todd M. Abbrecht has been a member of our Board since July 2012. Mr. Abbrecht is a Managing Director and Head of Private Equity at THL, which he joined in 1992. Mr. Abbrecht previously served as Co-Head of the Consumer & Healthcare group at THL. Prior to joining THL, Mr. Abbrecht worked at Credit Suisse First Boston in its Mergers and Acquisitions Department. Mr. Abbrecht is a director of CSafe Global, Curo Health Services, Healthcare Staffing Services, Intermedix Corporation, PCI Pharma Services, Professional Physical Therapy and Syneos Health. His prior directorships include Affordable Residential Communities, Aramark, Dunkin’ Brands, Fogo de Chão, Michael Foods, National Waterworks, Simmons Bedding Company and Warner Chilcott. Mr. Abbrecht holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Abbrecht’s experience serving as a director of various companies and his affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

William S. Creekmuir has been a member of our Board since March 2016. Mr. Creekmuir is the owner and President of Pinnacle Search Partners LLC (“Pinnacle”), an executive search firm, and has served in that capacity since December 2015. Mr. Creekmuir served as an Executive Search Consultant of Pinnacle from January 2015 to November 2015. Since October 2017, Mr. Creekmuir is also a director and partial owner of Iconics Décor, LLC, a lighting manufacturer. Since October 2011, Mr. Creekmuir has also served as an independent consultant, including with respect to Pinnacle and as the interim Chief Financial Officer of Sleep Innovations, Inc. from October 2013 until April 2014. Prior to his time as an independent consultant, Mr. Creekmuir served as

Executive Vice President and Chief Financial Officer of Simmons Bedding Company from 2000 to 2011 and LADD Furniture, Inc. from 1992 to 2000. Prior to joining LADD Furniture, Inc., Mr. Creekmuir was a partner at KPMG LLP. He also serves on the boards of several for-profit and not-for-profit entities. He holds a BS in business administration from the University of North Carolina at Chapel Hill and he is a certified public accountant. Mr. Creekmuir’s extensive experience in financial executive roles led to the conclusion that he should serve as a director of our Company.

James M. Harrison became our Chief Executive Officer in January 2014 and has served on our Board since July 2012. Mr. Harrison served as our President from December 1997 until January 2015. From March 2002 to July 2012, Mr. Harrison served as our Chief Operating Officer. From February 1997 to March 2002, Mr. Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Secretary. Mr. Harrison holds a B.S. in accounting from Fordham University. Mr. Harrison’s extensive experience in the decorated party goods industry, his 20-year tenure and his role as our Chief Executive Officer of our Company led to the conclusion that he should serve as a director of our Company.

Douglas A. Haber has been a member of our board of directors since April 2018. Mr. Haber is a Managing Director at THL, which he joined in 2006. Prior to joining THL, Mr. Haber worked at Goldman, Sachs & Co. in its Investment Banking Division’s Industrials and Natural Resources Group. Mr. Haber is currently a director of Art Van Furniture, Bargain Hunt, CTI Foods and Give and Go Prepared Foods Corp. His prior directorships include 1-800 Contacts and Fogo de Chão. Mr. Haber holds a B.A., summa cum laude, in Economics and History from Middlebury College and an M.B.A. from Harvard Business School. Mr. Haber’s experience serving as a director of various companies and his affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Lisa K. Klinger has been a member of our Board since June 2015. Ms. Klinger is the Chief Financial and Administrative Officer for Ideal Image Development Corporation. From June 2016 through December 2017, Ms. Klinger served as Chief Financial and Administrative Officer for Peloton Interactive, Inc. Ms. Klinger also served as Chief Financial Officer and Treasurer for Vince Holding Corp. from December 2012 through June 2015 and Chief Financial Officer and Treasurer of Kellwood Holding Corp. from December 2012 until November 2013, prior to the Vince Holding Corp. initial public offering and related restructuring transactions. Previously, Ms. Klinger served as Executive Vice President and Chief Financial Officer of The Fresh Market, Inc., a specialty food retailer, from 2009 until 2012. Prior to that, Ms. Klinger served as interim Chief Financial Officer of Michael’s Stores during 2008 and Senior Vice President of Finance and Treasurer from 2005 to 2009. Ms. Klinger previously served as Assistant Treasurer at Limited Brands from 2000 to 2005. She holds a B.S.B.A. from Bowling Green State University. Ms. Klinger’s extensive experience in leadership and corporate finance led to the conclusion that she should serve as a director of our Company.

Norman S. Matthews has been a member of our Board since May 2013 and will serve as non-employee Chairman of the Board immediately following the Annual Meeting. Mr. Matthews has worked as an independent consultant and venture capitalist since 1989. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the board of directors of Spectrum Brands, Inc. (as Chairman of its nominating and governance committee) and as Chairman of the Board of The Children’s Place, Inc. Mr. Matthews is director emeritus of The Progressive Corporation, Sunoco, Inc., Toys ‘R’ Us, Inc. and Federated Department Stores, Inc., Henry Schein and a trustee emeritus at the American Museum of Natural History. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). Mr. Matthews’ extensive experience in strategic marketing and sales with over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and his valuable expertise in compensation programs and strategy led to the conclusion that he should serve as a director of our Company.

Joshua M. Nelson has been a member of our Board since July 2012. Mr. Nelson is a Managing Director and Head of the Healthcare group at THL, which he joined in 2003. Prior to joining THL, Mr. Nelson worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson also worked at McKinsey & Co. and The Beacon Group, LLC. Mr. Nelson is currently a director of CSafe Global, Curo Health Services, Hawkeye Energy Holdings, Healthcare Staffing Services, Intermedix Corporation, Professional Physical Therapy and Syneos Health. His prior directorships include 1-800 Contacts and Advanced BioEnergy. Mr. Nelson holds an A.B., summa cum laude, in Politics from Princeton University and an M.B.A. with Honors from Harvard Business School. Mr. Nelson’s experience serving as a director of various companies and his affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Member of the Board of Directors Not Continuing in Office

Uttam K. Jain has been a member of our Board since July 2012. Mr. Jain is a Director at THL. Prior to joining THL in 2011, Mr. Jain worked at Riverside Partners and The Boston Consulting Group. Mr. Jain is currently a director of Curo Health Services, Inc. and Professional Physical Therapy. Mr. Jain holds a B.Tech. in Chemical Engineering from the Indian Institute of Technology, Bombay, where he was the recipient of the Institute Silver Medal, an M.S. in Chemical Engineering Practice from Massachusetts Institute of Technology and an MBA, with Honors, from the Wharton School of the University of Pennsylvania. Mr. Jain’s business experience and affiliation with THL, whose affiliated funds are entitled to elect a certain number of directors, led to the conclusion that he should serve as a director of our Company.

Board Composition

Below is a summary of the entire Board, their ages as of April 12, 2018, the year they were each elected and the year in which their term ends.

Name	Age	Position	Director Since	Term Ending
Class I
Todd M. Abbrecht	49	Director	2012	2019
Lisa K. Klinger	51	Director	2015	2019
Douglas A Haber	35	Director	2018	2019
Class II
William S. Creekmuir	62	Director	2016	2020
James M. Harrison	66	Chief Executive Officer and Director	2012	2020
Norman S. Matthews	85	Director (1)	2013	2020
Joshua M. Nelson	45	Director	2012	2020
Class III
Steven J. Collins	49	Director	2012	2021	(2)
Uttam K. Jain	38	Director	2012	2018	(3)
Gerald C. Rittenberg	65	Non-Executive Chairman and Director (1)	2012	2021	(2)
Morry J. Weiss	77	Director	2015	2021	(2)

(1)	Effective immediately after the Annual Meeting, Mr. Matthews will replace Mr. Rittenberg as Chairman of the Board.
(2)	If elected at the Annual Meeting.
(3)	Mr. Jain is not standing for re-election to the Board at the Annual Meeting.

Director Compensation for 2017

Annual Compensation

Directors who are also our employees, or who are representatives of THL or, prior to its sale of all of its shares of common stock of Party City on December 22, 2017, Advent, receive no additional compensation for serving as a director during such time they are an employee or a representative of THL (or, prior to December 22, 2017, were a representative of Advent). In 2017, there were four non-employee directors on our Board who were not affiliated with either THL or Advent during the full calendar year: William S. Creekmuir, Lisa K. Klinger, Norman S. Matthews and Morry J. Weiss. In addition, Steven J. Collins (who had been designated by Advent) continues to serve on our Board and is no longer a representative of a principal stockholder following Advent’s December 22, 2017 sale of all of the shares of common stock of Party City that it beneficially owned. As of March 31, 2017, Gerald C. Rittenberg ceased to be an employee of Party City and has served as a senior adviser and as the non-employee Chairman of our Board since April 1, 2017. Because he was also a named executive officer for 2017, the compensation Mr. Rittenberg received during 2017 is disclosed in the Summary Compensation Table below.

Under our non-employee director compensation program in effect through September 30, 2017, each member of our Board who was not an employee and who was not affiliated with THL or Advent was eligible to receive quarterly retainer payments, payable in arrears, based on an annual cash retainer of $70,000 and an annual grant of stock options with an aggregate exercise price (equal to the fair market value of the underlying stock on the date of grant) of $70,000. The annual grant of stock options vests in full on the earliest of the first anniversary of the date of grant, the termination of the director’s service due to his or her death, or a change in control, subject, in each case, to the director’s continued service as a member of the Board through the vesting date. In addition, under this program, the directors were eligible to receive the following additional annual cash retainers for service on the committees of our Board, payable in arrears on a quarterly basis: audit committee chair – $15,000; compensation committee chair – $10,000; and nominating and governance committee chair – $10,000.

During 2017, the Compensation Committee’s independent compensation consultant, Semler Brossy, evaluated our non-employee director compensation program and analyzed the program relative to similar programs of our peer companies. Based on the recommendations of Semler Brossy, effective October 1, 2017, our non-employee director compensation program was modified to increase the directors’ annual cash retainer to $75,000. Eligible directors will now receive the following additional annual cash retainers for service on the committees of our Board, payable in arrears on a quarterly basis: audit committee chair – $20,000; audit committee member – $12,500; compensation committee chair – $15,000; compensation committee member – $10,000; nominating and governance committee chair – $12,500; and nominating and governance committee member – $7,500. Our non-employee directors will have the option to receive all or any portion of such compensation in the form of either cash or fully vested shares of our common stock. In addition, each eligible member of our Board will receive an annual equity retainer of restricted stock units equal to $125,000 (based on the aggregate value of the underlying shares on the date of grant). The annual grant of restricted stock units will vest in full on the earliest of the first anniversary of the date of grant, the termination of the director’s service due to his or her death, or a change in control, subject, in each case, to the director’s continued service as a member of the Board through the vesting date.

The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
William S. Creekmuir	$90,625	$19,145	$109,770
Lisa K. Klinger	74,375	19,145	93,520
Norman S. Matthews	86,250	19,145	105,395
Morry Weiss	74,375	19,145	93,520
Todd M. Abbrecht	—	—	—
Jefferson M. Case	—	—	—
Steven J. Collins (2)	2,034	—	2,034
Uttam K. Jain	—	—	—
Joshua M. Nelson	—	—	—

(1)	The dollar values shown reflect the aggregate grant date fair value of stock option awards granted during fiscal 2017 in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received from the awards. The assumptions used in determining the fair values are disclosed in Note 12 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on March 14, 2018. As of December 31, 2017, Mr. Creekmuir, Ms. Klinger, Mr. Matthews and Mr. Weiss held options with respect to 11,778 shares, 12,930 shares, 18,680 shares, and 12,930 shares of our common stock, respectively. As of December 31, 2017, none of the directors representing THL or Advent held any options with respect to our common stock and none of our directors held stock awards.
(2)	The amount shown above represents the compensation Mr. Collins earned under our non-employee director compensation program for the period from December 22, 2017 (i.e., the date on which Advent sold all of our common stock that it beneficially owned) through December 31, 2017.

EXECUTIVE COMPENSATION

Executive Officers of the Company

Set forth below are the names, ages and positions with the Company of the persons who were serving as executive officers of the Company as of April 15, 2018.

Name	Age	Position
James M. Harrison	66	Chief Executive Officer and Director
Daniel J. Sullivan	49	Chief Financial Officer
Gregg A. Melnick	48	President
Ryan T. Vero	48	President, Retail
Michael P. Harrison	38	Sr. Vice-President & General Manager, North American Consumer Products Group

The background of Mr. Harrison is described above under “Members of the Board of Directors Continuing in Office.”

Daniel J. Sullivan became our Chief Financial Officer in August 2016. Prior to joining the Company, Mr. Sullivan held several senior finance positions with Ahold USA including, most recently, Executive Vice President—Finance and Chief Financial Officer and was a member of their Executive Board. Prior to joining Ahold USA in 2010, Mr. Sullivan spent twelve years at Heineken in executive finance positions both in the United States and Europe, and served as Chief Financial Officer, Chief Operating Officer & Senior Vice President—Strategy for Heineken USA. In the late 1990s, Mr. Sullivan was a controller for Amscan Inc., the US wholesale division of the Company, and prior to that he was with KPMG.

Gregg A. Melnick became our President in January 2015 and became President of Party City Holdings Inc. in October 2014. From March 2011 to September 2014, Mr. Melnick was President of the Party City Retail Group. From May 2010 to February 2011, Mr. Melnick was President of Party City Corporation. Previously, he was Chief Operating Officer from October 2007 to April 2010 and Chief Financial Officer from September 2004 to September 2007 of Party City Corporation.

Ryan T. Vero became our President, Retail in October 2016. Prior to joining the Company, Mr. Vero served as President, Grocery and Drugstore, at Sears Holdings from November 2012 to October 2016. Prior to joining Sears Holdings, Mr. Vero spent eighteen years at OfficeMax, Inc., most recently serving as its Executive Vice President, Chief Merchandising and Marketing Officer.

Michael P. Harrison became our Senior Vice President and General Manager of the North American Consumer Products Group in 2017, which oversees the Company’s manufacturing, US wholesale, and Asian operations. From 2014 to 2017, Mr. Harrison served as Vice President and General Manager of Amscan, where he oversaw the Company’s US wholesale and Asian operations. From 2010 to 2014, Mr. Harrison served as Vice President of Operations of Amscan. Mr. Harrison joined the company in 2007 as a Senior Financial Analyst in the Amscan Division. Prior to joining the Company, Mr. Harrison spent six years at FactSet Research Systems, which is a provider of financial information and analytical software to investment professionals. Mr. Harrison is a graduate of Hamilton College and holds an MBA from NYU’s Stern School of Business.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth below with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on From 10-K filed with the SEC for the fiscal year ended December 31, 2017.

Compensation Committee

Todd M. Abbrecht, Chairman

Norman S. Matthews

Joshua M. Nelson

Compensation Discussion and Analysis

This compensation discussion and analysis section provides context for the information contained in the tables following this discussion and is intended to provide information about our fiscal 2017 compensation objectives, programs and policies for James M. Harrison, our Chief Executive Officer, Daniel J. Sullivan, our Chief Financial Officer, Gregg A. Melnick, our President, Ryan T. Vero, our President, Retail, Michael A. Correale, our Chief Accounting Officer and Gerald C. Rittenberg, our former Executive Chairman (collectively, our “Named Executive Officers”). Mr. Correale served as an executive officer as of the end of 2017. As of April 12, 2018, Mr. Correale is no longer serving as a named executive officer, though he remains employed with the Company as its Chief Accounting Officer and Treasurer.

Compensation Committee and Compensation Consultants

The Compensation Committee is responsible for setting and administering our executive compensation policies and programs and determining the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee also administers our equity incentive plan, the Amended and Restated 2012 Omnibus Equity Incentive Plan (“2012 Plan”). All decisions regarding compensation of our executive officers during fiscal 2017 were made solely by the Compensation Committee, in certain cases, after consultation with our Chief Executive Officer.

The Compensation Committee has the authority to retain outside executive compensation consultants to assist it in the evaluation of executive officer compensation. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other retention terms. In December 2016, the Compensation Committee engaged Semler Brossy as its independent compensation consultant to assist with identifying an appropriate compensation peer group, conducting pay benchmarking, and reviewing our short-and long-term incentive programs and recommending design changes for our executive compensation program. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the Compensation Committee determined that Semler Brossy is independent and that the engagement does not raise any conflicts of interest.

Compensation Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success. The program seeks to align executive compensation with our short- and long-term objectives, business strategy and financial performance. We seek to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels are designed to support this goal by:

•	linking pay to performance to create incentives for our Named Executive Officers to perform their duties at a high level;

•	ensuring compensation levels and components are actively managed; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

Highlights of 2017 Business Performance

We believe that our Named Executive Officers were instrumental in helping us to drive results for our stockholders in fiscal 2017. We continued to grow our business during fiscal 2017 and positioned ourselves for further growth in the future. Highlights of our fiscal 2017 performance include the following:

•	Expanded global presence: Opened/acquired 53 Party City stores (net of closures), acquired the operations of Granmark S.A. de C.V. (“Granmark”), a manufacturer and wholesaler of party goods in Mexico; launched a new venture, Kazzam, LLC, for the purpose of designing, developing and launching an online exchange platform for party-related services.

•	Increased adjusted net income: Increased adjusted net income by over 7% on a year-over-year basis to $148.6 million in 2017 and net income from $117.5 million in 2016 to $215.3 million in 2017, driven in large part by changes in U.S. tax legislation.

•	Increased adjusted EBITDA: Increased Adjusted EBITDA by nearly 5% on a year-over-year basis to $409 million.

•	Increased free cash flow: Generated $342 million of free cash flow, defined as Adjusted EBITDA less capital expenditures as reflected in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, an increase of 11% on a year-over-year basis.

“Adjusted EBITDA” and “adjusted net income” are non-GAAP measures. For a discussion of our use of Adjusted EBITDA and adjusted net income and reconciliations to net income, please refer to “Selected Consolidated Financial Data”, which appears in Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on March 14, 2018.

Compensation

The Compensation Committee is responsible for evaluating the performance of our Named Executive Officers and determining their compensation. The Compensation Committee meets annually, usually in February or March, to evaluate the performance of our Named Executive Officers, to approve their annual base salaries, subject to the contractual commitments we have made with our Named Executive Officers (as described below), and to determine their annual cash incentive awards for the prior year’s performance and share-based incentive compensation to be effective for the current year. The Compensation Committee may meet at interim dates during the year to review the compensation of a Named Executive Officer or other officer in the event of unforeseen organizational or responsibility changes, including new hires, which occur during the year.

In determining compensation components and levels for our Named Executive Officers, the Compensation Committee considers the scope and responsibility of the officer’s position, our overall financial and operating performance and the officer’s overall performance and future potential. Two of the members of the Compensation Committee are representatives of THL, which owns approximately 60% of our outstanding equity. Thus, unlike the situation at many public companies, the majority of our Compensation Committee is composed of individuals who have a significant and direct stake in the outcome of the decisions through their affiliation with THL. The Compensation Committee members apply their considerable experiences in serving as directors of other companies to devise compensation packages that they believe will attract, retain and provide incentives to the executive talent necessary to manage the Company. Given the high level of stockholder support for the 2016 say-on-pay stockholder vote, the Compensation Committee did not materially revise the Company’s compensation policies and decisions in fiscal 2017 relating to the Named Executive Officers. During 2017, the Compensation Committee considered recommendations from Semler Brossy, which it has begun implementing in 2018. See below for additional details regarding changes to our executive compensation program occurring after the end of our 2017 fiscal year.

Components of Compensation

The Company’s Named Executive Officer compensation includes both short-term and long-term components. Short-term compensation consists of an officer’s annual base salary and annual incentive cash bonus. Long-term compensation may include grants of stock options or other share-based incentives, as determined by the Compensation Committee.

Compensation is comprised of the following components:

Annual Base Salary

We pay our Named Executive Officers an annual base salary to provide them with a fixed, base level of compensation. Generally, we believe that executive annual base salaries should be near the middle of the range of salaries that our Compensation Committee members have observed for executives in similar positions and with similar responsibilities.

The annual base salaries for each of our Named Executive Officers in fiscal 2017 were generally based on their employment agreements, which were individually negotiated with each Named Executive Officer and are further described under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements.” At the beginning of fiscal 2017, Messrs. Rittenberg and Harrison each received a 2% increase in annual base salary determined in accordance with their respective employment agreements. Mr. Rittenberg’s employment under his employment agreement ended on March 31, 2017 when he became a senior advisor to the Company and the non-employee Chairman of the Board. Mr. Melnick’s annual base salary increased from $875,000 to $892,500, based on an evaluation of his overall performance during the prior year. During fiscal 2016, the Company entered into employment agreements that were individually negotiated with Mr. Sullivan and Mr. Vero and under which their initial annual compensation remained unchanged through 2017. The Company utilized professional recruiters to identify Mr. Sullivan and Mr. Vero as candidates for their positions and to provide guidance on their annual base salaries and other compensation, which the Compensation Committee members took into account, along with their own experience, in determining the compensation payable under the employment agreements with Mr. Sullivan and Mr. Vero. During fiscal 2017, Mr. Correale received a 2% raise to his annual base salary, which reflected a “cost of living” adjustment consistent with the level of base salary increase provided to other employees of the Company. Annual base salaries are generally reviewed in April of each year and are adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Cash Incentive Plan

We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial performance. As a company with a substantial amount of indebtedness, we believe that Adjusted EBITDA is an important measure of our financial performance and ability to service our indebtedness and we use it as the target metric for our annual cash incentive plan. Adjusted EBITDA is a non-GAAP measure, which is reconciled to net income as described above. In addition, solely for purposes of our annual cash incentive plan, Adjusted EBITDA is further adjusted to eliminate the impact of bonus expense for our senior management ($9,860,000 in fiscal 2017) on Adjusted EBITDA. All references to “Adjusted EBITDA” throughout this “Executive Compensation” section (other than under the “Highlights of 2017 Business Performance” heading) mean Adjusted EBITDA as described in the preceding sentence.

During fiscal 2017, the target annual bonus for each of the following Named Executive Officers was based on a percentage of annual base salary: 80% in the case of Mr. Harrison and Mr. Rittenberg, 75% in the case of Mr. Melnick, Mr. Sullivan and Mr. Vero and 50% in the case of Mr. Correale.

For 25% of the target, the Compensation Committee, with input from our Chief Executive Officer (other than with respect to his own annual cash bonus), determines, on a subjective basis, the amount that should be paid. In making the determination, the Compensation Committee evaluates the individual executive’s overall contribution during the prior year, but there are no specific, pre-determined, performance goals. The portion of the incentive award that is determined on a subjective basis is not eligible to be paid at a level that is higher than 25% of the executive’s total target bonus. The remaining 75% of a Named Executive Officer’s target annual bonus depends on our performance against an Adjusted EBITDA target and also requires that the Compensation Committee, with input from Mr. Harrison, be satisfied with the contributions made by the executive during the year. Depending on actual Adjusted EBITDA, during 2017, the portion of the incentive award that related to Adjusted EBITDA could be paid at a maximum of 200% of target for Mr. Harrison and Mr. Rittenberg and 150% of target for Messrs. Melnick, Sullivan, Vero and Correale. The target annual bonus opportunities for our Named Executive Officers were established in their employment agreements, as in effect for 2017. Maximum bonus opportunities our Named Executive Officers were determined under our annual cash incentive plan and in certain cases their employment agreements.

If actual Adjusted EBITDA had equaled the target Adjusted EBITDA, Messrs. Harrison, Melnick, Sullivan, Vero, Correale and Rittenberg would have earned 100% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was less than 95% of target Adjusted EBITDA, each such Named Executive Officer would have earned 0% of the Adjusted EBITDA portion of the annual bonus. If actual Adjusted EBITDA was equal to 95% of target Adjusted EBITDA, each such Named Executive Officer would have earned 50% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was greater than 95% of target Adjusted EBITDA, but less than 100% of the target, the percentage of the Adjusted EBITDA portion of each such Named Executive Officer’s annual bonus that was earned would have been adjusted on a straight-line basis. If actual Adjusted EBITDA had equaled 112% of target Adjusted EBITDA, each of Messrs. Harrison, Melnick, Sullivan, Vero, Correale and Rittenberg would have earned 150% of the Adjusted EBITDA portion of his annual bonus. If actual Adjusted EBITDA was greater than 100% of the target, but less than 112% of the target, the percentage of the Adjusted EBITDA portion of each such Named Executive Officer’s annual bonus that was earned would have been adjusted on a straight-line basis. If actual Adjusted EBITDA was greater than 112% of the target, Mr. Harrison and Mr. Rittenberg would have earned 200%, and Messrs. Melnick, Sullivan, Vero and Correale would have earned 150%, of the Adjusted EBITDA portion of their annual bonuses.

Actual Adjusted EBITDA for fiscal 2017 was achieved at approximately 97.0% of target Adjusted EBITDA. As a result, each Named Executive Officer earned 70.0% of the Adjusted EBITDA portion of their annual bonuses. In addition, based on the their overall contributions during the year and each individual’s ability to influence the Company’s overall financial performance, the Compensation Committee concluded that, for fiscal 2017, each of Messrs. Harrison, Melnick, Sullivan, Vero and Correale had earned 100% of the subjective portion of their annual bonuses, respectively. Based on his contributions for fiscal 2017 and prior contributions to Party City, Mr. Rittenberg earned, with respect to the subject portion of his bonus, an amount that, when added to his Adjusted EBITDA portion, resulted in a total bonus equal to Mr. Harrison’s total bonus.

Stock-based Incentive Program

The Compensation Committee uses the 2012 Plan as an important component of our overall compensation program because it helps retain key employees, aligns their financial interests with the interests of our stockholders, and rewards the achievement of our long-term strategic goals. Stock options provide our key employees with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation in the value of our stock. In light of significant stock option grants made in prior years to our Named Executive Officers, our Named Executive Officers did not receive equity awards from the Company during 2017.

In the past, the Compensation Committee has used both time-based awards and performance-based awards to provide what it believes are the appropriate incentives for our Named Executive Officers and other key employees. Time-based stock options help to retain executives, who must be employed by us at the time the award vests. In addition, because we set the exercise price of stock options at the fair market value of the common stock at the time of grant, our stock price must increase, thereby benefiting all stockholders, before the awards have any value. In the past we have granted performance-based awards that vest if specified investment returns are achieved by THL and certain service requirements are met. Performance-based stock options are held by Mr. Harrison, Mr. Melnick, Mr. Correale and Mr. Rittenberg. These awards were designed to align the interests of our executives with those of our owners when we were privately held and to motivate our executives to achieve a successful exit event for these owners.

See “Outstanding Equity Awards at Fiscal Year End for 2017” below for a discussion of the vesting of the outstanding options.

Changes to Cash and Equity Program in 2018

In January 2018, the Compensation Committee, working with Semler Brossy, adopted a revised go-forward incentive and pay structure for our executive officers and certain other executives. Beginning in 2018, our annual cash incentive plan will look to several Company-wide and business-unit specific metrics, including the Adjusted EBITDA metric discussed above, as well as revenue growth targets, free cash flow, and business initiatives, which may include certain goals and objectives designed to foster successful long-term financial and business performance, and may extend beyond the one-year operational plan period. Bonus payouts will be capped at 200% of each participant’s target, and for certain executives, target bonus percentages will be reduced as compared to 2017 targets, in order to reallocate value to our stock-based incentive program.

In 2018, our current executive officers and certain other executives will receive restricted stock or restricted stock unit awards under our 2012 Plan. Eighty percent of each executive officer’s grant (assuming target performance) will vest on the achievement of certain performance metrics, as well as continued service, over a three-year period, while the remaining 20% will vest solely on the basis of continued service over the same three-year period. Achievement of performance goals at maximum levels will result in vesting equal to 200% of target levels for performance-based restricted stock and performance-based restricted stock units. Our new long-term incentive program is intended to create an emphasis on performance, while also incorporating a time-based component that provides a retention incentive. The performance metrics included in our restricted stock and restricted stock unit awards will be based on cumulative adjusted earnings per share and cumulative adjusted free cash flow during the performance period.

Severance and Change in Control Arrangements

We provide severance protection to our Named Executive Officers (other than Mr. Rittenberg) in their employment agreements and, in certain cases, through their option agreements. These severance protections are described below under “Potential Payments upon Termination or Change in Control.” Our severance protections are designed to retain the services of our Named Executive Officers and resulted from prior negotiations regarding their employment arrangements. We believe the level of severance payments we provide is appropriate and within the range of competitive practice. Mr. Rittenberg is entitled to certain transition payments under this transition and consulting agreement, which is described below.

As described below under “Potential Payments Upon Termination or Change in Control—Effect of Change of Control and Qualifying Termination of Employment on Stock Options”, a change of control will fully accelerate the vesting of certain older time-based options and result in the satisfaction of a portion of the time-based component that applies to older performance-based options.

Other Benefits and Perquisites

Each Named Executive Officer (other than Mr. Rittenberg) is also eligible to participate in our broad-based employee benefit plans for U.S.-based employees, such as medical, dental, group life, disability and accidental death and dismemberment insurance. Mr. Rittenberg participated in our broad-based employee benefit plans through his transition date of March 31, 2017, and remains eligible to participate in our health plan in accordance with the terms of his transition and consulting agreement. Under our tax-qualified defined contribution plans, our Named Executive Officers (other than Mr. Rittenberg following his transition date) and generally all full-time domestic exempt and non-exempt employees who meet certain length-of-service and age requirements, as defined in such plans, may contribute a portion of their compensation to the plan on a pre-tax basis and receive an employer matching contribution ranging from approximately 11% to 100% of the employee contributions, not to exceed a range of 5% to 6% of the employee’s annual salary. In addition, our tax-qualified defined contribution plans provide for annual discretionary contributions to be credited to participants’ accounts. Our Named Executive Officers (other than Mr. Rittenberg following his transition date) participate in the benefit plans on the same basis as our other employees. The annual value of the contributions to our tax-qualified defined contribution plans for each Named Executive Officer is reflected in the “All Other Compensation” column of the Summary Compensation Table below. We also provide each Named Executive Officer with certain supplemental disability insurance benefits and Mr. Vero with certain supplemental life insurance benefits. These benefits are only made available to a select group of executives and senior employees and the premium amounts paid by the Company for these benefits are included in the “All Other Compensation” column of the Summary Compensation Table below.

During fiscal 2017, Mr. Harrison and Mr. Rittenberg drove automobiles owned by the Company. Mr. Sullivan, Mr. Melnick, Mr. Vero and Mr. Correale each receive an allowance to cover the cost of their respective automobiles. The annual value of the automobile usage and the allowance are reported as taxable income to the executive and are reflected in the “All Other Compensation” column of the Summary Compensation Table below. The Compensation Committee believes that the cost of providing these automobile-related benefits is reasonable relative to its value to our Named Executive Officers.

Employment Agreements

As further described above under “Components of Compensation – Annual Base Salary”, each of our Named Executive Officers had an employment agreement that was effective in fiscal 2017. Mr. Rittenberg provided services pursuant to his transition and consulting agreement following his March 31, 2017 transition date. The terms of these agreements, including 2018 amendments to the agreements for Messrs. Harrison, Sullivan and Vero, are further described in “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table” below. These agreements are intended to provide our Named Executive Officers with security regarding the terms and conditions of their employment or other services with us, and are intended to secure restrictive covenants and, under certain circumstances, releases of claims that provide protection for the Company. In the case of Mr. Rittenberg, his agreement is also intended to provide for an orderly transition from day-to-day involvement with the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to certain individuals to $1.0 million. In 2017, there were significant changes to Section 162(m) of the Code, including the repeal of the performance-based compensation exception, and the expansion of the persons treated as covered employees under Section 162(m), which are generally effective for taxable years beginning after December 31, 2017 (except for arrangements that qualify for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017). The Compensation Committee intends to consider the impact of Section 162(m) of the Code (including the transition relief note above and the post-initial public offering “grandfathering” rule) when structuring our executive compensation arrangements with our Named Executive Officers. However, the Compensation Committee also retains flexibility to approve compensation arrangements that promote the objectives of our compensation program, but which may not qualify for full or partial tax deductibility.

The post-initial public offering grandfathering rule, to the extent it applies, will continue to apply until the earliest of the expiration of the plan or agreement subject to the rule, the material modification of such plan or agreement, the issuance of all employer stock and other compensation that has been allocated under such plan or agreement, and our 2019 Annual Meeting of stockholders.

Summary Compensation Table for 2017, 2016 and 2015

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James M. Harrison	2017	$1,750,786	—	—	$1,085,926	$27,082	$2,863,794
Chief Executive Officer	2016	1,716,457	—	—	300,000	24,315	2,040,772
	2015	1,682,801	—	$3,642,016	1,035,752	22,983	6,383,552

Daniel J. Sullivan	2017	$650,000	—	—	$377,965	$16,098	$1,044,063
Chief Financial Officer	2016	223,214	$487,500	$524,000	—	2,629	1,237,343

Gregg A. Melnick	2017	$887,115	—	—	$518,976	$11,320	$1,417,411
President	2016	875,000	—	—	150,000	8,988	1,033,988
	2015	825,000	—	$1,828,960	476,045	8,988	3,138,993

Ryan T. Vero	2017	$750,000	—	—	$436,114	$315,982	$1,502,096
President, Retail	2016	155,783	$145,548	$489,000	—	1,402	791,733

Michael A. Correale	2017	$421,962	—	—	$164,570	$42,910	$629,442
Chief Accounting Officer	2016	413,677	—	—	52,000	43,116	508,793
	2015	405,611	—	$119,983	156,951	43,453	725,998

Gerald C. Rittenberg	2017	$522,437	—	—	$1,085,926	$1,592,982	$3,201,345
Executive Chairman (4)	2016	2,048,772	—	—	300,000	31,692	2,380,464
	2015	2,008,600	—	$3,642,016	1,236,279	34,429	6,921,324

(1)	The dollar values shown reflect the aggregate grant date fair value of equity awards granted within the year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received by each individual from the awards. The assumptions used in determining the fair values for stock options granted in fiscal 2016 and 2015 are disclosed in Note 12 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on March 14, 2018.
(2)	Amounts represent annual bonuses paid under our annual cash incentive plan for such years. In accordance with the terms of his transition and consulting agreement, Mr. Rittenberg received a bonus equal to the amount he would have received had he remained an employee of the Company through fiscal 2017, with a target bonus opportunity and maximum bonus opportunity of 80% and 160% of base salary, respectively.
(3)	During fiscal 2017, each of our Named Executive Officers either used a company car or received a car allowance and, the amounts include the following automobile-related compensation: Mr. Harrison ($12,850); Mr. Sullivan ($7,800); Mr. Melnick ($8,100); Mr. Vero ($8,100); Mr. Correale ($28,800); Mr. Rittenberg ($3,950). Also included are amounts related to matching 401(k) contributions, contributions to one of our tax-qualified defined contribution plans and supplemental life insurance and disability contributions, as described in “Other Benefits and Perquisites” in the “Compensation Discussion and Analysis.” Also included for Mr. Vero are relocation payments provided pursuant to the terms of his 2016 employment agreement totaling $304,994, which includes a tax-gross up related to the relocation payments equal to $119,928. Also included for Mr. Rittenberg are the payments he received under his transition and consulting agreement during fiscal 2017 ($1,577,589), as well as the cost to the Company of Mr. Rittenberg’s continued participation in our health plan following March 31, 2017 (the date he ceased to be an employee, as noted below) through December 31, 2017 ($7,428).

(4)	As of March 31, 2017, Mr. Rittenberg ceased to be an employee of the Company and now serves as a senior adviser to the Company and as the non-employee Chairman of the Board. The 2017 salary included in this table represents Mr. Rittenberg’s salary through March 31, 2017.

Grants of Plan Based Awards for 2017

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)
		Threshold ($)	Target ($)	Maximum ($)
James M. Harrison	1/1/2017	$525,236	$1,400,629	$2,801,258

Daniel J. Sullivan	1/1/2017	182,813	487,500	975,000

Gregg A. Melnick	1/1/2017	251,016	669,375	1,338,750

Ryan T. Vero	1/1/2017	210,938	562,500	1,125,000

Michael A. Correale	1/1/2017	79,598	212,262	291,860

Gerald C. Rittenberg	1/1/2017	626,924	1,671,798	3,343,595

(1)	Represents annual bonus opportunities granted under our annual cash incentive plan. See “Annual Cash Incentive Plan” under “Compensation Discussion and Analysis” above for a description of our annual cash incentive plan and each Named Executive Officer’s bonus opportunity under it for fiscal 2017. In accordance with the terms of his transition and consulting agreement, Mr. Rittenberg was eligible to receive a bonus equal to the amount he would have received has he remained an employee of the Company through fiscal 2017, with a target bonus opportunity and maximum bonus opportunity of 80% and 160% of base salary, respectively.
(2)	No option or stock award grants were made to the Named Executive Officers in 2017.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements in Effect During Fiscal 2017

Employment Agreement with Mr. Harrison. Mr. Harrison is a party to an employment agreement with the Company, which was amended on May 8, 2017, pursuant to which Mr. Harrison serves as our Chief Executive Officer for an employment period ending on December 31, 2019. For fiscal 2017, Mr. Harrison’s annual base salary was $1,750,786.10. His annual base salary automatically increased by two percent increase on January 1, 2018 under the terms of the employment agreement. During 2017, Mr. Harrison was eligible for an annual bonus with a target of 80% of annual base salary, consistent with the Company’s bonus plan for key executives in effect from time to time, not to exceed 160% of Mr. Harrison’s annual base salary. Mr. Harrison’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health care, life insurance plans, payment of disability insurance premiums in an amount of up to $2,000 per month and expense reimbursement.

Employment Agreements with Mr. Sullivan, Mr. Melnick and Mr. Vero. Each of Mr. Sullivan, Mr. Melnick and Mr. Vero is subject to an employment agreement with the Company that, during 2017, was substantially identical to Mr. Harrison’s employment agreement, except for differences in the calculation of severance described below under “Potential Payments Upon Termination or Change in Control for fiscal 2017” and the material differences noted in the table below:

Named Executive Officer	Annual Base Salary Under Employment Agreement	Annual Bonus Target
Mr. Sullivan, Chief Financial Officer (agreement term ends December 31, 2019)	$650,000 (with any increases subject to Compensation Committee approval)	Target and maximum annual bonuses 75% and 150% of annual base salary, respectively

Mr. Melnick, President (agreement term ended December 31, 2017)	$825,000 (with any increases subject to Compensation Committee approval)*	Target and maximum annual bonuses 75% and 150% of annual base salary, respectively

Mr. Vero, President, Retail** (agreement term ends December 31, 2019)	$750,000 (with any increases subject to Compensation Committee approval)	Target and maximum annual bonuses 75% and 150% of annual base salary, respectively

*	As noted above, Mr. Melnick’s annual base salary was increased to $875,000 in fiscal 2016 and $877,115 in fiscal 2017
**	Mr. Vero is also entitled to reimbursement of reasonable and customary relocation expenses under the terms of his employment agreement, including a gross-up for related taxes. If Mr. Vero terminates employment other than for good reason or if his employment is terminated by the Company for cause, in either case, before October 17, 2018, he would have to repay 50% of the gross amount of relocation expenses paid to him.

Employment Agreement with Mr. Correale. Mr. Correale is party to an employment agreement with the Company pursuant to which Mr. Correale is entitled to an annual base salary of $400,000, which may be (and, as described above, has been) adjusted by the Compensation Committee. Additionally, he is entitled to an annual bonus with a target equal to 50% of his annual base salary.

Employment Agreement with Mr. Rittenberg. From January 1 through March 31, 2017, Mr. Rittenberg was a party to an employment agreement with the Company pursuant to which Mr. Rittenberg served as our Executive Chairman. Mr. Rittenberg’s employment agreement, as in effect during that time, was substantially identical to Mr. Harrison’s employment agreement. The only material differences from Mr. Harrison’s employment agreement was that for fiscal 2017, Mr. Rittenberg’s annual base salary was $2,089,747. Effective as of March 31, 2017, Mr. Rittenberg’s employment with us ceased under the terms of a transition and consulting agreement, as described below.

For a description of the payments and benefits our Named Executive Officers may be entitled to in connection with a termination of employment or a Change in Control, and for a description of the restrictive covenants in our favor by which our Named Executive Officers are bound, see “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End for 2017

The following table sets forth certain information with respect to outstanding stock options held by our Named Executive Officers on December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned (#) Options (2)	Option Exercise Price ($)	Option Expiration Date
James M. Harrison	291,200	—	546,000	$5.33	4/1/2023
	256,480	384,720	—	$17.00	4/15/2025

Daniel J. Sullivan	20,000	80,000	—	$17.72	8/29/2026

Gregg A. Melnick	179,200	—	336,000	$5.33	4/1/2023
	128,800	193,200	—	$17.00	4/15/2025

Ryan T. Vero	20,000	80,000	—	$16.25	10/31/2026

Michael A. Correale	70,000	—	103,600	$5.33	4/1/2023
	6,425	9,637	—	$21.79	6/17/2025

Gerald C. Rittenberg	235,600	—	588,000	$5.33	4/1/2023
	256,480	384,720	—	$17.00	4/15/2025

(1)	All time-based options granted to our Named Executive Officers with an exercise price of $5.33 vested as to 20% of the options on each July 27 of 2013 through 2017. All time-based options granted with an exercise price of $17.00 vested as to 20% of the options on each of April 15, 2016 and April 15, 2017 and are scheduled to vest as to 20% of the options on each of the next three anniversaries of that date. All time-based options granted with an exercise price of $21.79 vested as to 20% of the options on each of June 17, 2016 and June 17, 2017 and are scheduled to vest as to 20% of the options on each of the next three anniversaries of that date. All time-based options granted with exercise prices of $17.72 vested as to 20% of the options on August 29, 2017 and are scheduled to vest as to 20% of the options on each of the next four anniversaries of that date. All time-based options granted with exercise prices of $16.25 vested as to 20% of the options on October 31, 2017 and are scheduled to vest as to 20% of the options on each of the next four anniversaries of that date. In each case, future vesting is generally subject to the Named Executive Officer’s continued employment or other service through the applicable vesting date.
(2)	All performance-based options will vest if both service-based and performance-based conditions are met, subject to the terms of the 2012 Plan and the applicable award agreements. The service-based condition was satisfied as to 20% of the options on each July 27 of 2013 through 2017. The performance-based conditions will be satisfied if a certain minimum multiple of investment is realized by THL and will vest in whole or in part if THL realizes an internal rate of return on its investment in the Company within a specified range.

Option Exercises and Stock Vested in 2017

The following table provides information on options that were exercised in 2017. None of our named executive officers became vested in any stock awards in 2017.

Options Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
James M. Harrison	—	—
Daniel J. Sullivan	—	—
Gregg A. Melnick	—	—
Ryan T. Vero	—	—
Michael A. Correale	—	—
Gerald C. Rittenberg	78,000	715,260

(1)	Based on the number of stock options exercised multiplied by the difference between (A) the closing price of our common stock on the NYSE on the date of exercise and (B) the exercise price.

Potential Payments upon Termination or Change in Control for 2017

The employment agreements of each Named Executive Officer (other than Mr. Rittenberg and Mr. Melnick, whose employment agreements terminated on March 31, 2017, and December 31, 2017, respectively) provide for severance benefits upon a termination of employment under certain circumstances (including, in certain cases, in connection with a change in control). For a discussion regarding the benefits see “—Employment Agreement with Mr. Harrison”, “—Employment Agreement with Mr. Sullivan, Mr. Melnick and Mr. Vero” and “—Employment Agreement with Mr. Correale” below. A change in control (in some cases, only if accompanied by a qualifying termination of the Named Executive Officer’s employment) or a termination of employment would also, in certain cases, result in acceleration of our time-based options and would have certain effects on our performance-based options. See “—Effect of Change of Control and Qualifying Termination on Stock Options” below. As described below, on March 12, 2018, the Board approved amended and restated employment agreements for Messrs. Harrison, Sullivan, and Vero. The following table presents the potential post-employment severance and bonus payments payable to Mr. Harrison, Mr. Sullivan, Mr. Melnick, Mr. Vero and Mr. Correale, as applicable, and the potential effect of a Change in Control on stock options held by our Named Executive Officers, in each case, as of December 31, 2017, the last business day of our fiscal year. Mr. Rittenberg’s employment with us ceased on March 31, 2017 and his transition arrangements are described under “—Transition and Consulting Agreement with Mr. Rittenberg” below. The table also assumes that the triggering event took place on December 31, 2017. Amounts shown in the table do not include (i) accrued but unpaid salary, (ii) annual cash bonuses for fiscal 2017 (which are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) other than with respect to Mr. Correale, (iii) vested benefits or (iv) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Name	Benefit	Termination of Employment Without Cause or for Good Reason	Termination of Employment due to Death and Disability	Termination of Employment without Cause or for Good Reason within Six Months of Change in Control	Change in Control without Termination of Employment
James M. Harrison	Severance (1)	$5,252,358	—	$6,338,284	—
	Vesting of Time-Based Options (2)	—	—	—	—
	Vesting of Performance-Based Options (2)	—	—	—	—

Daniel J. Sullivan	Severance (3)	$650,000		$650,000	—

Gregg A. Melnick	Severance (3)	$892,500	—	$892,500	—
	Vesting of Time-Based Options (2)	—	—	—	—
	Vesting of Performance-Based Options (2)	—	—	—	—

Ryan T. Vero	Severance (3)	$750,000	—	$750,000	—

Michael A. Correale	Severance (4)	$589,094	$164,570	$589,094	—
	Vesting of Time-Based Options (2)	—	—	—	—
	Vesting of Performance-Based Options (2)	—	—	—	—

(1)	As of December 31, 2017, Mr. Harrison was entitled to severance under the terms of his employment agreement, as described below. The table assumes Mr. Harrison would be subject to a three-year “restriction period” (as described below) and that severance multiplier would be three.
(2)	Time-based options granted in fiscal 2015 and 2016 would fully vest if the holder’s employment was terminated without cause within one year following a change in control and would accelerate by 12 months if the holder’s employment was terminated without cause under any other circumstances. No value is shown related to these options as the exercise price exceeds the closing price of a share of our common stock on December 31, 2017. No amounts have been included in the table with respect to performance-based options since they would not have vested if a Change of Control occurred on December 31, 2017, based on the closing price of a share of our common stock on that date and an assumed sale by THL of all of its shares of our common stock on that date, determined as described above.
(3)	Messrs. Sullivan, Melnick and Vero are entitled to severance under the terms of their employment agreements, as described below. Severance above does not include a pro rata bonus amount.
(4)	Mr. Correale is entitled to severance under the terms of his employment agreement, as described below. The table calculates Mr. Correale’s severance based on his annual base salary as of December 31, 2017 and his actual bonus for fiscal 2017.

Employment Agreement with Mr. Harrison. Under Mr. Harrison’s employment agreement as in effect in 2017, if we terminated Mr. Harrison’s employment other than for cause (as defined in Mr. Harrison’s employment agreement), or if Mr. Harrison terminates his employment for good reason (as defined in Mr. Harrison’s employment agreement), we would have been obligated to pay Mr. Harrison the following lump sum cash payments: (1) accrued unpaid salary, earned but unpaid annual bonus for any prior year and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”); (2) severance pay equal to (A) his annual base salary multiplied by (B) the number of years in the restriction period (which will last one to three years following the termination of his employment, as described below); and (3) a pro rata annual bonus for the year of termination, payable based on actual performance in the year of termination. If such a termination had occurred within six months following a change in control, the restriction period would have been equal to three years and the severance payment would have been equal to the sum of three years’ base salary and the amount of annual bonus paid to Mr. Harrison with respect to the last full calendar of his employment prior to the change in control. Under the agreement as in effect in 2017 and currently, (i) upon termination of Mr. Harrison’s employment by us for cause, or upon the termination of his employment without good reason, Mr. Harrison is only entitled to the Accrued Obligations, and (ii) upon his termination of employment due to death or disability, Mr. Harrison is entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payments of his pro rata bonus are subject to Mr. Harrison’s (or, in the case of his death, his beneficiary or estate’s) signing of a release of claims.

Under the agreement as in effect in 2017, if a change in control had occurred and Mr. Harrison was not offered employment on substantially similar terms by us or by one of our continuing affiliates immediately thereafter, then for all purposes of his employment agreement, Mr. Harrison’s employment would have been treated as having been terminated by us other than for cause effective as of the date of such change in control. However, if Mr. Harrison had been hired or offered employment on substantially similar terms by the purchaser of our stock or assets, if his employment had been continued by us or one of our continuing affiliates, or if Mr. Harrison did not actually terminate employment, he would not have been entitled to the treatment described in the preceding sentence.

Mr. Harrison’s employment agreement (as in effect in 2017 and currently) also provides that during the term of the agreement and the Restriction Period (as described below), Mr. Harrison will be subject to certain non-competition and non-solicitation provisions, as described in Mr. Harrison’s employment agreement. The Restriction Period will be three years in the event of the termination of Mr. Harrison’s employment by us for cause or by Mr. Harrison without good reason. If we terminate Mr. Harrison’s employment other than for Cause or due to his death or permanent disability, or Mr. Harrison terminates his employment for Good Reason, the

Restriction Period will be instead a one, two or three-year period, determined at our election (except that following a Change in Control, the Restriction Period will be three years if Mr. Harrison’s employment is terminated by us other than for Cause or by Mr. Harrison for Good Reason).

Employment Agreement with Mr. Sullivan, Mr. Melnick and Mr. Vero. During 2017, the employment agreements for Mr. Sullivan, Mr. Melnick and Mr. Vero were substantially identical to Mr. Harrison’s employment agreement with respect to severance (including change-in-control-related severance) and restrictive covenants. The only material differences were that: (1) Messrs. Sullivan, Melnick and Vero’s severance pay (including change-in–control-related severance), if payable, was equal to one year of base salary (which would be paid over a twelve-month period) plus a pro-rata bonus for the year of termination (payable based on actual performance in the year of termination), and (2) Messrs. Sullivan, Melnick and Vero’s Restriction Period was one year in all cases. Mr. Melnick’s employment agreement expired at the end of 2017.

Employment Agreement with Mr. Correale. Under Mr. Correale’s employment agreement, if Mr. Correale’s employment is terminated without cause (as defined in his employment agreement), he would be entitled to severance in an amount equal to (i) his annual base salary as of the date of the termination and (ii) to the extent permitted under applicable law without penalty to the Company, an amount in cash that is sufficient on an after-tax basis to reimburse Mr. Correale for the portion of his COBRA premiums that is equal to the employer contributions made on his behalf as of immediately prior to his termination under the Company’s group health plans, which, in each case, will be paid in equal installments in accordance with the Company’s regular payroll schedule over the one-year period commencing on the date of the termination. In the event of such a termination, Mr. Correale would also be entitled to the annual bonus he would have received based on actual performance for the year in which such termination occurs, which would be paid to him within the first two and one-half months following the end of the year to which the annual bonus corresponds.

In the event that Mr. Correale’s employment is terminated by the Company due to his disability or due to his death, Mr. Correale would be entitled to a pro rata annual bonus based on actual performance for the year in which the termination occurs, which would be paid to him within the first two and one-half months following the end of the year to which the annual bonus corresponds. The payments described above are subject to Mr. Correale’s (or, in the case of his death, his beneficiary or estate’s) signing of a release of claims.

Consulting Agreement with Mr. Rittenberg. As of March 15, 2017, the Company and Mr. Rittenberg entered into a transition and consulting agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company terminated, effective as of March 31, 2017. Beginning on April 1, 2017 and continuing through December 31, 2020, unless earlier terminated as provided for in the agreement (the “Consulting Period”), Mr. Rittenberg will serve on a part-time basis as a non-employee senior adviser to the Company. Mr. Rittenberg will remain as Chairman of the Board through the end of his existing director term (through the Company’s 2018 annual meeting of stockholders) and will be nominated by the Board to serve as a non-employee member of the Board during the Consulting Period (including in connection with the Annual Meeting).

Under the transition and consulting agreement, Mr. Rittenberg received transition payments from April 1, 2017, through December 31, 2017, equal to the amount he would have received as base salary had he remained employed as Executive Chairman during that period (i.e., pay at an annual rate equal to $2,089,747.44), which was paid in accordance with the Company’s regular payroll schedule. In addition, he was eligible to receive an annual bonus in respect of fiscal 2017 based on actual performance, with a target amount equal to 80% of his base salary (as in effect on March 31, 2017) and a maximum amount equal to 160% of his base salary. During 2018, he will also receive aggregate payments equal to $2,048,772, which will be paid in four equal quarterly installments (the first of which has already been paid). Beginning on January 1, 2018, and for the remainder of the Consulting Period, he is receiving consulting payments equal to $40,000 per month. For his service as a member of the Board during the Consulting Period, he is eligible to participate in the Company’s non-employee director compensation program beginning on January 1, 2018, which is described above. Mr. Rittenberg is not entitled to employee benefits during the Consulting Period, except that he and his spouse continue to be entitled to participate in the Company’s health plan.

The transition and consulting agreement may be terminated due to Mr. Rittenberg’s death, by the Company due to his permanent disability, by the Company for cause or by Mr. Rittenberg. In the event of a termination of Mr. Rittenberg’s consulting services for any reason other than by the Company for cause, subject to the execution of a release of claims and Mr. Rittenberg’s compliance with his restrictive covenants, Mr. Rittenberg will be entitled to receive the fiscal 2018 quarterly transition payments, which would be payable as described above.

From March 31, 2017, through the later of June 30, 2021, and the date that is six months following the date on which Mr. Rittenberg is no longer providing consulting services and is no longer a member of the Board, Mr. Rittenberg will be subject to noncompetition, non-solicitation of business partners and no hire provisions.

Effect of Change of Control and Qualifying Termination of Employment on Stock Options. If THL receives “deferred proceeds” (which are generally defined to include rights to contingent payments, deferred payments and similar payments) in connection with a change of control, any unvested performance-based options will generally remain outstanding and eligible to vest until the earlier of the date THL no longer holds any equity or other securities of the Company or any deferred proceeds or the tenth anniversary of the date of grant (the earlier date, the “Final Vesting Date”). Upon the termination of a Named Executive Officer’s employment or other service by us for any reason (other than by us for cause or by the Named Executive Officer without good reason) on or after a change in control, any unvested performance-based options will remaining outstanding and eligible to vest until the Final Vesting Date.

A change of control does not automatically accelerate the vesting of the stock options that were granted subsequent to fiscal 2013. However, if the executive’s employment is terminated by us without cause within one year following a change of control, options granted to our Named Executive Officers in fiscal 2015 and 2016 would fully vest; if a termination of the executive’s employment by us without cause occurred other than within one year of a change of control, options granted in fiscal 2015 and 2016 would accelerate by 12 months.

Restrictive Covenants in Stock Option Agreements. The stock option agreements for the stock options granted in 2013 held by Messrs. Harrison, Melnick, Correale and Rittenberg contain certain restrictive covenants, including non-competition and non-solicitation provisions that apply during the Named Executive Officer’s employment and the 18-month period following a termination of his employment with us.

2018 Amended and Restated Employment Agreements

On March 12, 2018, the Board of Directors approved amended and restated employment agreements with each of Messrs. Harrison, Sullivan and Vero. Each employment agreement was amended to provide for certain severance entitlements in the event the Named Executive Officer’s employment is terminated by the Company without cause, by the executive with good reason or if the Company allows the employment agreement to expire, in any event within six months prior to, or 24 months following, the consummation of a change in control of the Company (such event, a “Qualifying Termination”).

Under the terms of the employment agreement for each of Messrs. Harrison, Sullivan and Vero, if the executive experiences a Qualifying Termination, he will be entitled to receive (i) a lump sum payment equal to a specified multiplier (two and one-half, in the case of Mr. Harrison, and two in the case of Messrs. Sullivan and Vero) multiplied by the sum of (a) his annual base salary and (b) his annual target bonus (ii) a pro rata annual bonus for the year of termination paid in a lump sum, and (iii) a monthly payment equal to the portion of the monthly health premiums paid by the Company on behalf of the executive prior to the date of termination for a specified period (24 months for Mr. Harrison, 12 months for Messrs. Sullivan and Vero).

In addition, pursuant to the terms of the employment agreements, upon the consummation of a change in control, any stock options, restricted stock, restricted stock units, performance stock units or similar awards granted to the executives on or after January 1, 2014 that vest solely based on the executive’s continued service over time will immediately become fully vested upon the occurrence of a Qualifying Termination. Any such awards that vest upon the occurrence of specified performance metrics shall be earned and vest as follows: (i) if the full performance period has elapsed as of the date of the Qualifying Termination, based on actual achievement of the applicable performance goals without pro-ration and (ii) otherwise, based on assumed achievement of the applicable performance goals at 100% of the performance target, prorated based on the number of days of the executive’s actual employment with the Company prior to the Qualifying Termination during the full performance period. If the executive does not experience a Qualifying Termination prior to the end of the original performance period, any awards will be earned based on assumed achievement of the applicable performance goals at 100% of the performance target, and will vest as of the last day of the original performance period without pro-ration.

All severance payments and benefits under the employment agreements are conditioned on the individual’s execution and non-revocation of a release of claims in favor of the Company, and the executives will continue to be bound by certain non-competition, non-solicitation and confidentiality obligations in favor of the Company under the amended and restated employment agreements.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee who served during fiscal 2017 are set forth under “Corporate Governance—Committees of the Board—Compensation Committee.” There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Chief Executive Officer Pay Ratio

As required by law, below we provide a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer, James M. Harrison, to the total annual compensation of our median employee in fiscal 2017. We chose November 26, 2017, as the date for establishing the employee population used in identifying the median employee. We identified the median employee by listing and ranking our employees (other those who are excluded as described below) by total cash compensation paid from January 1, 2017 through November 26, 2017, and selecting the median employee. Total cash compensation for employees paid in a foreign currency was converted to U.S. dollars using the applicable country’s weighted average exchange rate through November 26, 2017. We did not make adjustments to total compensation based on cost-of-living. We determined that, as of November 26, 2017, we had 21,606 employees working in nine countries. For purposes of identifying our median employee, the described employee list included 16,448 employees in the United States, 1,052 employees in Canada, 1,238 employees in Madagascar, 492 employees in Malaysia and 312 employees in Mexico. All employees in the following countries were excluded from the employee list under the de minimis exception as permitted under applicable SEC rules: 22 employees in Australia, 476 employees in China, 159 employees in Germany and 336 employees in the United Kingdom. In addition, 1,071 employees from our acquisitions of Granmark and two smaller operations (Print Appeal Inc. and Balloon Agencies Pty Ltd) during 2017 were also excluded from the employee list as permitted under applicable SEC rules. The median employee selected through this process is a part-time retail sales employee who worked 870 hours in 2017.

Mr. Harrison had 2017 annual total compensation of $2,863,794, as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $8,787. As a result, we estimate that Mr. Harrison’s 2017 annual total compensation was approximately 326 times that of our median employee. Due to permitted variations in methodology and other factors, the Company’s pay ratio is not directly comparable to the pay ratios of other companies, including other companies within our industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 12, 2018 for:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Shares of common stock that may be acquired within 60 days following April 12, 2018 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or greater stockholders:
Funds affiliated with Thomas H. Lee Partners, L.P. (1)	57,716,258	59.85%
Directors and named executive officers:
James M. Harrison (2)	995,889	1.03%
Daniel J. Sullivan (3)	20,000	*
Gregg A. Melnick (4)	643,227	*
Ryan T. Vero (5)	22,921	*
Gerald C. Rittenberg (6)	1,105,776	1.14%
Todd M. Abbrecht (7)	—	—
Steven H. Collins	—	—
William S. Creekmuir (8)	11,778	*
Douglas A. Haber (7)	—	—
Uttam K. Jain (7)	—	—
Lisa K. Klinger (9)	12,930	*
Norman S. Matthews (10)	140,680	*
Joshua M. Nelson (7)	—	—
Morry Weiss (11)	3,372,930	3.50%
All directors and executive officers as a group (15 persons)(12)	6,351,285	6.47%

*	Represents beneficial ownership of less than 1%.
(1)

Funds affiliated with Thomas H. Lee Partners, L.P. (the “THL Funds”) own 100% of THL PC Topco, L.P., which in turn owns shares of our common stock. Voting and investment determinations with respect to the securities held by the THL Funds are made by a management committee (the “THL Committee”)

consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such, each member of the THL Committee may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of the THL Funds and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.
(2)	Includes shares held by Mr. Harrison and a limited liability company and 675,920 shares which could be acquired by Mr. Harrison within 60 days upon exercise of options.
(3)	Includes 20,000 shares which could be acquired by Mr. Sullivan within 60 days upon exercise of options.
(4)	Includes 217,727 shares held by a trust and 372,400 shares which could be acquired by Mr. Melnick within 60 days upon exercise of options.
(5)	Includes 20,000 shares which could be acquired by Mr. Vero within 60 days upon exercise of options.
(6)	Includes shares held indirectly in a limited liability company and in trusts and 620,320 shares which could be acquired by Mr. Rittenberg within 60 days upon exercise of options.
(7)	Does not include shares held by the THL Funds. Mr. Abbrecht, Mr. Haber, and Mr. Nelson are Managing Directors of THL and Mr. Jain is a Director of THL. In addition, Mr. Abbrecht serves on the THL Committee. Messrs. Abbrecht, Haber, Jain and Nelson each disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110.
(8)	Includes 11,778 shares which could be acquired by Mr. Creekmuir within 60 days upon exercise of options.
(9)	Includes 12,930 shares which could be acquired by Ms. Klinger within 60 days upon exercise of options.
(10)	Includes 18,680 shares which could be acquired by Mr. Matthews within 60 days upon exercise of options.
(11)	Includes 12,930 shares which could be acquired by Mr. Weiss within 60 days upon exercise of options. Mr. Weiss, together with his spouse and children are the directors of The Weiss Family Private Operating Foundation and Mr. Weiss and his children are the managers of Three Twenty Three Family Holdings, LLC 2. Accordingly, they share voting and investment control over all shares held by those entities.
(12)	Includes 4,566,773 shares of common stock and 1,784,512 which could be acquired within 60 days upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.

The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, the Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include (i) employment as an executive officer, if the related compensation is approved (or recommended to the Board of Directors for approval) by the Compensation Committee; (ii) any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under applicable compensation disclosure requirements; (iii) any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer) or director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenue; (iv) any charitable contribution, grant or endowment by the Company or a charitable foundation created by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of such charitable organization’s total annual receipts; (v) any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends; (vi) any transaction involving a related person where the rates or charges involved are determined by competitive bids; and (vii) any service provided by the Company to any related person, provided that such service is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable services provided to non-related persons.

Agreements with Management

We have previously entered into employment agreements with certain of our executive officers. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements in Effect During Fiscal 2017.”

Stockholders Agreement

On March 12, 2018, we entered into a second amended and restated stockholders agreement (the “Stockholders Agreement”) with THL and certain members of management pursuant to which we will be required to take all necessary action to cause the Board of Directors to include individuals designated by THL in the slate of nominees recommended by the Board of Directors for election by our stockholders. Under the Stockholders Agreement, THL has the right to nominate (i) five directors if it owns at least 50% of the common stock it held at the closing of our initial public offering (the “Closing Date Shares”), (ii) four directors if it owns at least 40% but less than 50% of its Closing Date Shares, (iii) three directors if it owns at least 30% but less than 40% of its Closing Date Shares, (iv) two directors if it owns at least 15% but less than 30% of its Closing Date Shares and (v) one director if it owns at least 5% but less than 15% of its Closing Date Shares. Prior to the execution of the Stockholders Agreement, Advent had the right to nominate (i) two directors if it owned at least 50% of its Closing Date Shares and (ii) one director if it owned at least 20% but less than 50% of its Closing Date Shares. As of December 22, 2017, Advent sold all of its Closing Date Shares and no longer has the right to nominate directors.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with THL, Advent and certain members of management pursuant to which THL and Advent were provided with demand registration rights in respect of any shares of common stock it holds, subject to certain conditions. In addition, in the event that we register shares of common stock for sale to the public, we will be required to give notice of such registration to the parties thereto, and, subject to certain limitations, include shares of common stock held by them in such registration. Members of management party to the amended and restated registration rights agreement have similar piggyback rights in the event we register shares of common stock held by THL and Advent for sale to the public. As of December 22, 2017, Advent has sold all of its shares, and is no longer a party to the registration rights agreement.

American Greetings Corporation

Morry Weiss became a member of our Board in June 2015. He is a member of the Board of American Greetings Corporation (“American Greetings”). During the year ended December 31, 2017, we had $22.1 million of sales to American Greetings in the ordinary course of business. Additionally, during such year, we purchased $3.7 million of product from American Greetings, also in the ordinary course.

Retail Force, Inc.

Immediately prior to the consummation of our initial public offering in April 2015, we spun-off our interest in a subsidiary, Retail Force, Inc. (“Retail Force”), to which we transferred software code and other assets related to an enterprise management tool for monitoring retail store metrics. All of the interests in Retail Force are held on a pro rata basis by the holders of our common stock of record immediately prior the closing of the initial public offering, including THL and Advent.

In connection with the spin-off, we received a license to use the enterprise management software as well as five years of support services from Retail Force. In consideration for the license and support services, during such five-year term, we will pay Retail Force a $0.3 million annual license fee, will indemnify Retail Force for certain contingent liabilities and will reimburse Retail Force for expenses incurred in connection with the development and maintenance of any software modifications requested by us. The value of such reimbursement for modifications will be capped at $0.3 million per year during the five-year support term. In addition, we will provide Retail Force with all necessary management services in exchange for a $0.2 million annual management fee.

In addition to the ongoing management fee and license fee, during the year ended December 31, 2017, we provided Retail Force with $0.2 million of funds to use in order to make modifications to the enterprise management software.

AUDIT COMMITTEE MATTERS

Audit and Other Fees

The aggregate fees that Party City paid for professional services rendered by E&Y for the fiscal years ended December 31, 2017 and 2016 were (amounts in millions):

	2017	2016
Audit Fees (1)	$3.1	$4.8
Audit Related Fees (2)	0.1	0.2
Tax Fees (3)	0.3	0.3
All Other Fees	—	—

Total	$3.5	$5.3

(1)	Audit fees in both fiscal 2017 and 2016 include professional services rendered for the audits of our consolidated financial statements (including reviews of all associated quarterly financial statements), assistance with documents filed with the Securities and Exchange Commission, and audits of statutory financial statements incremental to the audit of the consolidated financial statements. The 2016 amount has changed from last year’s proxy statement due to subsequent billed overages.
(2)	Audit related fees principally include the audits of our employee benefit plans, due diligence services and attestation services related to financial reporting that are not required by statute or regulation.
(3)	Tax fees were for services related to tax compliance, tax advice and tax planning.

The Company also paid minimal subscription fees for access to the Ernst & Young Global Accounting and Auditing Information Tool.

The Audit Committee pre-approves all audit services and all permitted non-audit services by E&Y, including engagement fees and terms.

The Audit Committee’s policies prohibit Party City from engaging E&Y to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser or investment banking services or human resource consulting. In addition, the Audit Committee evaluates whether Party City’s use of E&Y for permitted non-audit services is compatible with maintaining E&Y’s independence. The Audit Committee concluded that E&Y’s provision of non-audit services, all of which the Audit Committee approved in advance, was compatible with its independence.

Audit Committee Pre-Approval Policy

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act, provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of Party City’s financial statements and internal control system. The Board of Directors has determined in its business judgment that all members of the Audit Committee are “independent”, as is required by the listing standards of NYSE and under SEC rules.

Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Party City’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Party City’s audited financial statements with management and E&Y, Party City’s independent auditors. The Audit Committee also discussed with E&Y all communications required by Statement on Auditing Standards No. 1301, Communications with Audit Committees Concerning Independence.

The Audit Committee received the written disclosures and letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and has discussed E&Y’s independence with them.

The Audit Committee reviewed the audited consolidated financial statements of Party City as of December 31, 2017 and for fiscal 2017 with management and E&Y. Management has the responsibility for the preparation of Party City’s financial statements, and E&Y has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and E&Y, the Audit Committee recommended to the Board of Directors that Party City’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2017 for filing with the SEC.

Audit Committee

William S. Creekmuir, Chairman

Lisa K. Klinger

Morry Weiss

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The Audit Committee of our Board has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are asking stockholders to ratify this appointment. E&Y has served as the Company’s independent registered public accounting firm since July 2012. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of E&Y under advisement if such appointment is not ratified.

Representatives of E&Y will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm for fiscal 2018.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and any person beneficially owning more than 10% of our common stock to file reports with the SEC regarding their ownership of our common stock and any changes in ownership. Based solely on our review of such reports furnished to us from certain persons that no other reports were required for those persons, we believe that all filing requirements applicable to our directors, officers and persons owning more than 10% of our common stock were complied with in fiscal 2017.

Stockholder Proposals for 2019 Annual Meeting

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2019 should be addressed to the Corporate Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, and must be received at this address no later than December 26, 2018. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Annual Meeting Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our amended and restated bylaws, the Board of Directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials or this Proxy Statement and the fiscal 2017 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and fiscal 2017 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention: Investor Relations, (914) 784-8324. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

PARTY CITY HOLDCO INC 80 GRASSLANDS ROAD ELMSFORD, NY 10523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/05/2018 for shares held directly and by 11:59 P.M. ET on 06/03/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/05/2018 for shares held directly and by 11:59 P.M. ET on 06/03/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

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The Board of Directors recommends you vote FOR ALL for the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		☐	☐	☐
1. Election of Directors
Nominees
01) Steven J. Collins 02) Gerald C. Rittenberg 03) Morry J. Weiss
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. Ratify the appointment of independent registered public accounting firm of Ernst & Young LLP for fiscal 2018.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, 10K Wrap are available at www.proxyvote.com.

PARTY CITY HOLDCO INC

Annual Meeting of Stockholders

June 6, 2018 10:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint James M. Harrison and Joseph J. Zepf, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PARTY CITY HOLDCO INC that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 6, 2018, at the Amscan Showroom, 100 Grasslands Road, Elmsford, NY 10523 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side